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                                  EXHIBIT 99.8

Entrada Networks Decides Against Effectuating a Reverse Stock Split


Irvine, California (BUSINESS WIRE) - October 29, 2002 -- Entrada Networks, Inc. (NASDAQ-SCM: ESANC) today announced that its Board of Directors has reviewed the feasibility of a reverse stock split to comply with the minimum bid price requirement of $1.00 per share for continued listing on the NASDAQ SmallCap Market under Marketplace Rule 4310(c) or a minimum bid price requirement of $4.00 per share if the pending transaction to acquire Savant Consulting Group, Inc. is consummated.

             The Board considered the effort and costs that would be incurred to effectuate such a reverse stock split, including obtaining the shareholder approval necessary to effect the change. The Board considered the historical negative effect of reverse stock splits on valuations, the lack of any market makers for the Company's stock, and the low probability that the Company would be able to uphold the bid price criterion while maintaining compliance with other criteria such as the number of round-lot shareholders and the number of publicly held shares.

             In light of the above considerations, the Board has determined that it is not in the best interest of its shareholders to effect a reverse stock split at this time. The Company will, therefore, likely be delisted from the NASDAQ SmallCap Market in the immediate future and begin trading on the OTC Bulletin Board. The Company will continue to comply with the SEC's requirements to maintain its status as a public company.

About Entrada Networks
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Entrada Networks currently has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Rixon's focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design & development of SAN transport switching products. Entrada Networks is headquartered in Irvine, CA. www.entradanetworks.com.

Safe Harbor
-----------
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company's current revenues; 4) the ability of the Company to


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generate revenues from its research and development efforts in the SAN space; 5)
the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; 7) the successful completion of the merger described in the 8-K filed August 19, 2002 and assimilation of Savant Consulting Group into Entrada Networks; 8) changes in the market for outsourced IT Services, which could have an adverse effect on the financial performance of Savant Consulting Group; 9) the delisting of Entrada's securities from NASDAQ SmallCap Market could have adverse impact on its financial condition including the Company's ability to raise external capital; and 10) such other factors as are set forth in Entrada's annual report on Form 10-K, filed May 1, 2002, and in the reports previously filed by Entrada's former Parent, Sorrento Networks Corporation or Sync Research with the U.S. Securities and Exchange Commission, including but not limited to the Reports of Sync Research, Inc., filed in connection with its merger with Entrada on Form S-4 and S-4/A.



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